Exhibit 10.2

AMENDMENT NO. 1

TO

THE MASTER SEPARATION AGREEMENT

THIS AMENDMENT NO. 1 TO THE MASTER SEPARATION AGREEMENT (this “Amendment”), dated as of November 6, 2006, is among Lazard Ltd, a Bermuda exempted company (“Lazard Ltd”), Lazard Group LLC, a Delaware limited liability company (“Lazard Group”), and LAZ-MD Holdings LLC, a Delaware limited liability company (“LAZ-MD”).

WHEREAS, Lazard Ltd, Lazard Group, LAZ-MD and LFCM Holdings LLC, a Delaware limited liability company (“LFCM”) are parties to that certain Master Separation Agreement, dated as of May 10, 2005 (the “Agreement”); and

WHEREAS, each of Lazard Ltd, Lazard Group and LAZ-MD desires to amend Article VIII of the Agreement as set forth in this Amendment.

NOW, THEREFORE, the Agreement is hereby amended as follows:

1. Amendment of Section 8.2(b). Section 8.2(b) of the Agreement is hereby amended by deleting clauses (ii) and (iii) thereof and replacing them in their entirety with the following:

“(ii) Except as otherwise provided in this clause (ii), each Exchangeable MD Member who shall be entitled to make an Elective Exchange and desires to exchange such member’s Exchangeable Interest (or portion thereof) so exchangeable (an “Electing Member”) shall prepare and deliver to LAZ-MD and each of Lazard Ltd Sub A and Lazard Ltd Sub B a written request signed by such Electing Member (A) stating the amount of Units underlying the Exchangeable Interest that such Electing Member desires to exchange, (B) stating whether the Electing Member shall elect to have such exchange consummated on (x) the Applicable Exchange Date, (y) any day selected by the Exchanging Member during the period of five Business Days following the filing by Lazard Ltd with the SEC of its periodic filings on Form 10-Q or Form 10-K (excluding, with respect to filings on Form 10-Q, filings for the quarterly period ended March 31 of each year) at any time after the applicable Accelerated Exchange Date (the “Periodic Filing Exchange Date”) or (z) if applicable the date immediately prior to the date of sale in any registered offering to be conducted in connection with such Elective Exchange of the shares of Lazard Ltd Common Stock to be issued in such Elective Exchange to such Electing Member (such date under this clause (z), the “Registration Exchange Date”, and the date selected by the Exchanging Member, the “Exchange Effective Date”), and (C) certifying that such Electing Member is entitled to exchange the portion of the Exchangeable Interest that such member desires to exchange and that such Electing Member is the beneficial owner of such Exchangeable Interest (each such request, an “Exchange Request”). A properly completed Exchange Request must be delivered to LAZ-MD and each of Lazard Ltd Sub A and Lazard Ltd Sub B (1) with respect to MD Exchanges occurring on the anniversary dates of the IPO, not less than 30 days or more than 60 days prior to the anniversary date on which such Electing Member desires to effect the Exchanges in accordance with this Section and (2) with respect to MD Exchanges occurring on a Periodic Filing Exchange Date, not less than 20 days or more than 30 days prior to such Periodic Filing Exchange Date. With respect to MD Exchanges occurring on the Registration Exchange Date, any properly completed notice to Lazard Ltd by which the Electing Member elects to register, or include in any registration, the shares of Lazard Ltd Common Stock to be issued in such Elective Exchange pursuant to the LAZ-MD Stockholders’ Agreement shall be deemed to meet the notice and delivery requirements of an Exchange Request. Each of Lazard Ltd Sub A and Lazard Ltd Sub B shall have the right to determine whether any Exchange Request is proper under this Article VIII or to waive any infraction of these procedures. Once delivered, an Exchange Request shall be irrevocable.

(iii) Each Elective Exchange shall be consummated effective as of the close of Lazard Ltd’s business on the applicable Exchange Effective Date (such time, the “Elective Exchange Effective Time”), and the Electing Member shall be deemed to have become the holder of record of the applicable shares of Lazard Ltd Common Stock at such Elective Exchange Effective Time (or, in the case of an Electing Member who is an Electing LAZ-MD Exchange Member (as defined in the LAZ-MD Operating Agreement), at the time of receipt of such shares of Lazard Ltd Common Stock) and all rights of the Electing Member in respect of the portion of the Exchangeable Interest so exchanged shall terminate at such Elective Exchange Effective Time. In the event that an Electing Member shall select the Registration Exchange Date as the Exchange Effective Date in accordance with clause (ii) above, such Elective Exchange shall be null and void (and such Electing Member shall continue to hold the applicable Exchangeable Interest) in the event that the sale shall not occur in the applicable registered offering to be conducted in connection with such Elective Exchange for any reason (including as the result of any cutbacks in or the termination of such registered offering).”

2. Amendment to Section 8.8. Section 8.8 of the Agreement is hereby amended by deleting such Section 8.8 and replacing it in its entirety with the following:

“Section 8.8 Adjustments to LAZ-MD Exchange Ratio. The LAZ-MD Exchange Ratio shall be appropriately adjusted in the event of any transfer, sale or other disposition of any Lazard Group Common Interests by LAZ-MD or any combination of outstanding Lazard Group Common Units held by LAZ-MD or any combination of outstanding Lazard Group Common Units held by LAZ-MD into a smaller number of Lazard Group Common Units, in each case to the extent it would result in the number of Lazard Group Common Units held by LAZ-MD being less than the number of outstanding LAZ-MD Class II Units (other than, for the avoidance of doubt, pursuant to any Exchange). Any such transfer, sale or other disposition of any such Lazard Group Common Interests by LAZ-MD or any such combination of Lazard Group Common Units shall not affect or otherwise alter or adjust the Lazard Group Exchange Ratio except as provided in Section 8.9.”

3. Addition of Section 8.9(d). Section 8.9 of the Agreement is hereby amended by adding a new clause (d) at the end thereof:

“(d) In the event that Lazard Group shall combine the outstanding Lazard Group Common Units held by LAZ-MD into a smaller number of Lazard Group Common Units, the Lazard Group Exchange Ratio in effect immediately prior to such action shall be adjusted so that the holder of an Exchangeable Interest thereafter exchanged in accordance with this Article VIII may receive the number of shares of Lazard Ltd Common Stock that it would have owned immediately following such action if it had exchanged its Exchangeable Interests in full for shares of Lazard Ltd Common Stock immediately prior to such action.”

4. Addition of Section 8.11. Article VIII of the Agreement is hereby amended by adding a new Section 8.11 at the end thereof:

“Section 8.11 Consent Right of Holders of Exchangeable Interests to Selected Amendments of this Article VIII. In addition to any approvals required under Section 11.5, any amendment to Article VIII (and the defined terms to the extent used in this Article VIII) that materially and adversely impacts the rights of any holder of an Exchangeable Interest as in effect immediately prior to such amendment shall not be enforceable against that holder unless that holder consented to such amendment if such amendment shall not apply to and affect the rights of all holders of Exchangeable Interests equally (for the avoidance of doubt, any such amendment shall not apply to and affect the rights of all holders equally if it affects the holders’ rights granted under Article VIII differently, including, without limitation, with respect to their employment status, length of employment or ownership (or right to acquire) of Exchangeable Interests or the shares issuable thereon) (it being understood and agreed that this Section 8.11 may not be amended without the consent of Lazard Ltd, LAZ-MD and each holder of Exchangeable Interests). Each holder of Exchangeable Interests shall be a third party beneficiary of the provisions of this Section 8.11.”

5. Binding Effect. (a) This Amendment and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and LFCM and their respective successors and permitted assigns, but neither this

Amendment nor any of the rights, interests and obligations hereunder shall be assigned or otherwise transferred, in whole or in part, by any party without the prior written consent of each of the parties to the Agreement. This Amendment and all of the provisions hereof shall be binding simultaneously with, and the effectiveness of this Amendment and all of the provisions hereof shall be conditioned upon, the effectiveness of the Amended and Restated Stockholders’ Agreement to be entered into by and among Lazard Ltd, LAZ-MD Holdings and the individuals listed on the signature page thereto.

(b) This Amendment is solely for the benefit of the parties and LFCM (subject to Section 8.10 of the Agreement) and is not intended to confer upon any other persons any rights or remedies hereunder.

6. Execution in Counterparts. This Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

7. Invalidity of Provisions. If any term or other provision of this Amendment is invalid, illegal or incapable of being enforced by any applicable rule of law or public policy, all other conditions and provisions of this Amendment shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Amendment so as to effect the original intent of such parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

8. Agreement in Effect. Except as hereby amended, the Agreement shall remain in full force and effect.

9. Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware (other than the laws regarding choice of laws and conflicts of laws that would apply the substantive laws of any other jurisdiction) as to all matters, including matters of validity, construction, effect, performance and remedies.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date set forth above.

LAZARD LTD

By:	/s/ MICHAEL J. CASTELLANO
Name:	Michael J. Castellano
Title:	Chief Financial Officer

LAZARD GROUP LLC

By:	/s/ MICHAEL J. CASTELLANO
Name:	Michael J. Castellano
Title:	Chief Financial Officer

LAZ-MD HOLDINGS LLC

By:	/s/ LARRY GRAFSTEIN
Name:	Larry Grafstein
Title:	Director